Exhibit 3.2

DUPONT FABROS TECHNOLOGY, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

DuPont Fabros Technology, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the authority contained in the Articles of Amendment and Restatement of the Corporation (the “Charter”), and pursuant to authority vested by the Board of Directors of the Corporation (the “Board”) in the Pricing Committee of the Board (the “Pricing Committee”) at a meeting of the Board held on October 4, 2010, the Pricing Committee, by resolution approved at a meeting held on October 7, 2010, has classified and designated 8,050,000 shares (the “Shares”) of Preferred Stock (as defined in the Charter), par value $0.001 per share, of the Corporation as 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

7.875% Series A Cumulative Redeemable Perpetual Preferred Stock

(1) Designation and Number. A series of preferred stock, designated as the “7.875% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.001 per share. The number of shares of the Series A Preferred Stock shall be 8,050,000.

(2) Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock (as defined in the Charter) and any other capital stock of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such capital stock ranks, as to dividends and upon liquidation, dissolution or winding up of the Corporation, junior to such Series A Preferred Stock (“Junior Shares”), (b) on a parity with any other capital stock of the Corporation, now or hereafter issued and outstanding, other than the capital stock referred to in clauses (a) and (c) (“Parity Shares”); and (c) junior to all capital stock of the Corporation the terms of which specifically provide that such capital stock ranks senior to the Series A Preferred Stock.

(3) Dividends.

(a) Holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.875% per annum of the $25 liquidation preference of each share of Series A Preferred Stock (equivalent to $1.96875 per annum per share); provided, however, that if following a “Change of Control” (as hereinafter defined), the Series A Preferred Stock is not listed on the New York Stock Exchange (“NYSE”) or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), holders of the then outstanding shares of Series A Preferred Stock will be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends from, and including, the first date on which both the Change of Control has occurred and the Series A Preferred Stock is not so listed or quoted, at the rate of 11.875% per annum of the $25 liquidation preference of each share of Series A Preferred Stock (equivalent to $2.96875 per annum per share), for as long as the Series A Preferred Stock is not so listed on the NYSE or quoted on NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system) (the “Special Dividend Rate”).

(b) Dividends on each outstanding share of Series A Preferred Stock shall be cumulative from and including the date of original issuance or, with respect to the Special Dividend Rate, from, and including, the first date on which both a Change of Control has occurred and the Series A Preferred Stock is not listed on the NYSE or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), and shall be payable (i) for the period from October 13, 2010 to January 15, 2011 on January 15, 2011, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 15th of each January, April, July and October, commencing on April 15th, 2011 (each such day being hereinafter called a “Series A Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series A Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend which would otherwise have been payable on such Series A Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day. Each dividend is payable to holders of record as they appear on the stock records of the Corporation at the close of business on the record date, not exceeding 30 days preceding the applicable Series A Dividend Payment Date, as shall be fixed by the Board. Dividends shall accumulate from the most recent Series A Dividend Payment Date to which dividends have been paid, whether or not there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series A Preferred Stock have been paid or declared and funds therefor set aside for payment with respect to a dividend period, the holders of Series A Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

(c) No dividends on the Series A Preferred Stock shall be authorized and declared by the Board or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d) So long as any shares of Series A Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Shares.

(e) So long as any shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Shares of, or in options, warrants or rights to subscribe for or purchase, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary, or a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving the Corporation’s qualification as a REIT (as defined in the Charter)), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Shares.

(f) Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(g) Except as provided herein, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(h) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

With respect to the Series A Preferred Stock, a “Change of Control” shall be deemed to have occurred at such time as (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the Corporation’s total voting stock; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or stock exchange of the Corporation with another entity where (A) the Corporation’s stockholders immediately prior to the merger or stock exchange would not beneficially own, immediately after the merger or stock exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or stock exchange would be entitled in the election of directors, or where (B) members of the Board immediately prior to the merger or stock exchange would not immediately after the merger or stock exchange constitute a majority of the Board of the corporation issuing cash or securities in the merger or stock exchange.

As used herein, the term “dividend” does not include dividends payable solely in shares of Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares.

As used herein, the term “voting stock” shall mean stock of any class or kind having the power to vote generally in the election of directors.

(4) Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of Junior Shares, the holders of the Series A Preferred Stock shall be entitled to receive $25 per share (the “Liquidation Preference”) plus an amount per share equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory stock exchange or (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of Parity Shares, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

(5) Optional Redemption.

(a) Except as otherwise permitted by the Charter and paragraph (b) below, the Series A Preferred Stock shall not be redeemable by the Corporation prior to October 15, 2015. On and after October 15, 2015, the Corporation, at its option, upon giving notice as provided below, may redeem the Series A Preferred Stock, in whole or in part, at any time and from time to time, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends on the Series A Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b) If at any time following a Change of Control (as defined in Section 3(h) above), the Series A Preferred Stock is not listed on the NYSE or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), the Corporation will have the option, upon giving notice as provided below, to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the first date on which both the Change of Control has occurred and the Series A Preferred Stock is not so listed or quoted, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends on the Series A Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Redemption Right”).

(c) The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right.

(i) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the

Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of the Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder; (iv) the place or places where the certificates evidencing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii) At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(iii) If fewer than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method the Corporation may choose.

(iv) Upon any redemption of Series A Preferred Stock, the Corporation shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series A Preferred Stock called for redemption.

(v) If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Corporation may not purchase, redeem or otherwise acquire shares of the Series A Preferred Stock or any Parity Shares other than in exchange for Junior Shares.

(vi) On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on the shares of Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Stock on the applicable record date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(d) The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right.

(i) A notice of redemption shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where the certificates evidencing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii) At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(iii) Upon the redemption of Series A Preferred Stock, the Corporation shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series A Preferred Stock called for redemption.

(iv) If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Corporation may not purchase, redeem or otherwise acquire shares of the Series A Preferred Stock or any Parity Shares other than in exchange for Junior Shares.

(v) On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on the shares of Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Stock on the applicable record date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(e) Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(6) Voting Rights. Except as otherwise set forth herein, the Series A Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Series A Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series A Preferred Stock held by such holder.

(a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, whether or not earned or declared, the number of members then constituting the Board will be increased by two and the holders of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional board members at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the then current quarterly period on the Series A Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series A Preferred Stock and the Voting Preferred Shares then outstanding have been paid and full dividends on the Series A Preferred Stock and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series A Preferred Stock and the Voting Preferred Shares to elect two additional board members will cease, the terms of office of the board members will forthwith terminate and the number of members of the Board will be reduced accordingly; provided, however, the right of the holders of the Series A Preferred Stock and the Voting Preferred Shares to elect the additional board members will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s stock is listed. In class votes with other Voting Preferred Shares, preferred shares of different series shall vote in proportion to the liquidation preference of the preferred shares.

(b) So long as any shares of Series A Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series A Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series A Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Corporation may create additional classes of Parity Shares and Junior Shares, amend the Charter and these Articles Supplementary to increase the authorized number of shares of Parity Shares (including the Series A Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Stock.

(c) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7) Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Corporation will mail (or otherwise provide) the information to the holders of Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

(8) No Right of Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(9) Other Limitations; Ownership and Transfer. The Series A Preferred Stock constitutes Capital Stock (as defined in the Charter) of the Corporation and is governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to Capital Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to Capital Stock. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Stock of any other term or provision of the Charter.

(10) Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

SECOND: The Shares have been classified and designated by the Pricing Committee under the authority granted by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Pricing Committee in accordance with the power delegated to the Pricing Committee by the Board in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall become effective at 9:00 a.m. (Eastern Time) on October 13, 2010.

FOURTH: The undersigned Executive Chairman of the Board of Directors of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Chairman of the Board of Directors of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Chairman of the Board of Directors and attested to by its Secretary on this 12th day of October, 2010.

DUPONT FABROS TECHNOLOGY, INC.

By:	/s/ Lammot J. du Pont
Lammot J. du Pont
Executive Chairman of the Board of Directors

ATTEST:

By:	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
Secretary